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                                                                    EXHIBIT d(2)

                             SUB-ADVISORY AGREEMENT


            AGREEMENT dated as of July 6, 1999 between CREDIT SUISSE ASSET MANAGEMENT, LLC., a Delaware limited liability corporation (herein called the "Investment Advisor") and BLACKROCK INSTITUTIONAL MANAGEMENT CORPORATION, a Delaware corporation (herein called the "Sub-Advisor").

            WHEREAS, the Investment Advisor is the investment advisor to WARBURG, PINCUS WORLDPERKS TAX FREE MONEY MARKET FUND, INC. (herein called the "Fund"), an open-end, diversified, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

            WHEREAS, the Investment Advisor wishes to retain the Sub-Advisor to assist the Investment Advisor in providing investment advisory services to the Fund; and

            WHEREAS, the Sub-Advisor is willing to provide such services to the Investment Advisor upon the conditions and for the compensation set forth below.

            NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

            1. Appointment. The Investment Advisor hereby appoints the Sub-Advisor its sub-advisor with respect to the Fund as provided for in the Investment Advisory Agreement between the Investment Advisor and the Fund dated as of July 6, 1999 (such Agreement or the most recent successor advisory agreement between such parties is herein called the "Advisory Agreement").

            The Sub-Advisor accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

            2. Delivery of Documents. The Investment Advisor shall provide to the Sub-Advisor copies of the Fund's most recent prospectus and statement of additional information (including any supplement thereto) which relate to any class of shares representing interests in the Fund (each such prospectus and statement of additional information as presently in effect, and as they shall from time to time be amended and supplemented, is herein respectively called a "Prospectus" and a "Statement of Additional Information").

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            3. Sub-Advisory Services to the Fund. Subject to the supervision of the Investment Advisor, the Sub-Advisor will supervise the day-to-day operations of the Fund and perform the following services: (i) provide investment research and credit analysis concerning the Fund's investments, (ii) conduct a continual program of investment of the Fund's assets, (iii) place orders for all purchases and sales of the investments made for the Fund and (iv) maintain the books and records required in connection with its duties hereunder. In addition, the Sub-Advisor will keep the Investment Advisor promptly informed in writing of developments materially affecting the Fund. The Sub-Advisor will communicate to the Investment Advisor on each day that a purchase or sale of a security is effected for the Fund (i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale will be effected, (iv) the CUSIP number of the security, if any, and (v) such other information as the Investment Advisor may reasonably require for purposes of fulfilling its obligations to the Fund under the Advisory Agreement. The Sub-Advisor will render to the Fund's Board of Directors such periodic and special reports as the Investment Advisor may reasonably request. The Sub-Advisor will provide the services rendered by it hereunder in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus and Statement of Additional Information.

            4. Brokerage. The Sub-Advisor may place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders, the Sub-Advisor will consider the experience and skill of the firm's securities traders as well as the firm's financial responsibility and administrative efficiency. The Sub-Advisor will attempt to obtain the best price and the most favorable execution of its orders. Consistent with these obligations, the Sub-Advisor may, subject to the approval of the Board of Directors, select brokers on the basis of the research, statistical and pricing services they provide to the Fund. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Advisor determines in good faith that such transaction is reasonable in terms either of the transaction or the overall responsibility of the Sub-Advisor to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long-term. In no instance will portfolio securities be purchased from or sold to the Fund's principal distributor, the Investment Advisor, or any affiliate thereof, except to the extent permitted by an exemptive order of the Securities and Exchange Commission or by applicable law.

            5. Compliance with Laws; Confidentiality. The Sub-Advisor agrees that it will comply with all applicable rules and regulations of all federal and state regulatory agencies having jurisdiction over the Sub-Advisor in performance of its duties


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hereunder (herein called the "Rules"). The Sub-Advisor will treat confidentially and as proprietary information of the Fund all records and information relative to the Fund, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

            6. Control by the Fund's Board of Directors. Any recommendations concerning the Fund's investment program proposed by the Sub-Advisor to the Fund and the Investment Advisor pursuant to this Agreement, as well as any other activities undertaken by the Sub-Advisor on behalf of the Fund pursuant thereto, shall at all times be subject to any applicable directives of the Board of Directors of the Fund.

            7. Services Not Exclusive. The Sub-Advisor's services hereunder are not deemed to be exclusive, and the Sub-Advisor shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

            8. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund's request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, the records required to be maintained by the Sub-Advisor hereunder pursuant to Rule 31a-1 and Rule 2a-7 under the 1940 Act.

            9. Expenses. During the term of this Agreement, the Sub-Advisor will bear all expenses in connection with the performance of its services under this Agreement. The Sub-Advisor shall not bear certain other expenses related to the operation of the Fund including, but not limited to: taxes, interest, brokerage fees and commissions and any extraordinary expense items.

            10. Compensation. For the services which the Sub-Advisor will render to the Investment Advisor under this Agreement, the Investment Advisor will pay to the Sub-Advisor on the first day of each month, a fee for the previous month calculated daily, at an annual rate of .06% of the Fund's average daily net assets.

            11. Limitation on Liability. The Sub-Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Advisor or by the Fund in connection with the matters to which this Agreement relates, except that it shall be liable to the Investment Advisor and the


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Fund for a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

            12. Duration and Termination. This Agreement shall become effective with respect to the Fund upon approval of this Agreement by vote of a majority of the outstanding voting securities of the Fund and, unless sooner terminated as provided herein, shall continue in effect with respect to the Fund for an initial two-year period commencing on the date first written above. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided such continuance is specifically approved at least annually
(a) by the vote of a majority of those members of the Board of Directors of the Fund who are not interested persons of the Fund or any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Fund (by vote of the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund), or by the Investment Advisor or the Sub-Advisor on sixty (60) days' written notice. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act.)

            13. Amendment of this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought, and no amendment of this Agreement affecting the Fund shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Fund.

            14. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.


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            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                    CREDIT SUISSE ASSET MANAGEMENT, LLC.,


                                    By:  /s/Hal Liebes
                                         -------------
                                         Title: General Counsel



                                    BLACKROCK INSTITUTIONAL
                                    MANAGEMENT CORPORATION



                                    By:  /s/Ralph Schlosstein
                                         --------------------
                                         Title:




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